Exhibit 24.2

WINN-DIXIE STORES, INC.

CERTIFIED RESOLUTION

FURTHER RESOLVED, That each officer and director who may be required to execute such Registration Statement or any amendments thereto (whether on behalf of the Corporation or as an officer or director thereof or by attesting the seal of the Corporation or otherwise) be, and hereby is, authorized to execute a Power of Attorney appointing Laurence B. Appel, Peter L. Lynch and Bennett L. Nussbaum, and each of them, as true and lawful attorneys and agents to execute in his or her name, place and stead (in any such capacity) such Registration Statement and any and all amendments thereto and all instruments necessary or advisable in connection therewith, to attest the seal of the Corporation thereon and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of such officers and directors, or both, as the case may be, every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any such officer or director might or could do in person.

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I, Laurence B. Appel, of Winn-Dixie Stores, Inc., do hereby certify that the foregoing is a full, true and complete extract from the Minutes of the regular meeting of the Board of Directors of said Corporation held on December 21, 2006, at which meeting a quorum was present.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Corporate Seal of said Winn-Dixie Stores, Inc., this the 21st day of December, 2006.

/s/ Laurence B. Appel
Name: Laurence B. Appel Title: Senior Vice President, General Counsel and Secretary